Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employee Employment Agreement (this “Agreement”) is effective as of November 5th, 2024 (the “Effective Date”) by and between Fathom Holdings, Inc., a North Carolina corporation (the “Company”), and Joanne Zach (“Employee”). Company and Employee are sometime referred to herein each as a “Party” and together as the “Parties.”

Statement of Purpose

WHEREAS, Employee has been employed by the Company as its Senior Vice President of Finance; and

WHEREAS, the Company has offered to promote Employee to the role of Chief Financial Officer, and Employee desires to accept such promotion, on the terms set forth in this Agreement; and

WHEREAS, Employee acknowledges and agrees that through Employee’s association with the Company as an employee, Employee has and will acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are highly valuable to the Company; and

WHEREAS, the Company wishes to protect its investment in its business, employees, customer relationships, and confidential information by requiring Employee to abide by certain covenants regarding confidentiality and non-solicitation of employees, each of which is an inducement to the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Employment; Term. Subject to the terms and conditions of this Agreement, the Company employs Employee as its Chief Financial Officer, and Employee accepts such employment, commencing on the Effective Date, and continuing in effect until terminated by either Party in accordance with Section 5, below (such period, until terminated, the “Term”). Employee’s employment with the Company is “at will,” and, subject to the terms and conditions hereof, upon the termination of Employee’s employment by either Party, for any reason, neither Employee nor the Company shall have any further obligation or liability under this Agreement to the other, except as expressly set out herein.

2.            Position; Duties. Employee will serve as the Company’s Chief Financial Operating Officer. Employee will report to, and be subject to the supervision of the Company’s Chief Executive Officer (the “CEO”). Employee will perform such services for the Company, and have such powers, responsibilities, and authority as are customarily associated with such position, and shall perform such additional duties as may otherwise be reasonably assigned to Employee from time to time by the CEO. Employee will devote Employee’s full business time to the affairs of the Company and to Employee’s duties hereunder, and will perform such duties diligently and to the best of Employee’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Notwithstanding the foregoing, Employee may dedicate time to volunteer activities on behalf of civic or charitable organizations (including service on boards or committees for such organizations), subject to prior written disclosure to the CEO, so long as such activities do not materially interfere with the performance of Employee’s responsibilities under this Agreement or otherwise violate other terms of this Agreement.

3.            Compensation and Benefits. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

a)	Base Salary. During the Term, the Company will initially pay Employee a base salary at an annual rate of four hundred fifty thousand Dollars ($450,000.00) (the “Base Salary”). The Base Salary will be payable in equal bi-weekly installments in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed by the Company’s CEO from time to time, and may be adjusted in the sole discretion of the CEO.

b)	Annual Bonus. Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) in a target amount of thirty percent (30%) of Employee’s Base Salary, payable by no later than April 15 of the year following the year in which it was earned. Employee’s eligibility for and the amount of Employee’s Annual Bonus shall be determined based upon the Company’s and Employee’s meeting of pre-established annual objectives (the “Annual Objectives”). The Annual Objectives will be determined by the CEO prior to the commencement of the fiscal year. Employee must be employed on the date of payment in order to be eligible to receive an Annual Bonus. Any dispute as to whether Employee has met the objectives, and the amount of such Annual Bonus shall be determined by the Company’s CEO in the exercise of his sole discretion.

c)	Annual Stock Grants. Subject to and upon approval by the Board, in or about April of every year during the Term, Employee will be eligible for a restricted stock unit grant with a value (determined as of the date of grant) of up to thirty percent (30%) of Employee’s Base Salary, based upon the meeting of the prior year’s Annual Objectives (as defined above), as determined by the Board in its discretion (the “Annual RSU Grant”). The Annual RSU Grant will be granted pursuant to and subject to the terms and conditions of the Plan and will be further subject to the terms of a restricted stock unit grant agreement between Employee and the Company as approved by the Board. The Company reserves the right to not make the Annual RSU Grant if (i) the Employee’s performance or (ii) the Company’s financial performance does not warrant the issuance of an Annual RSU Grant.

d)	Sign On Stock Grant. As additional consideration for her execution of this Agreement, the Company will grant Employee a restricted stock unit grant in an amount equal to 100,000 shares of the Company’s common stock (the “RSU Grant”). The RSU Grant will be granted pursuant to the terms and conditions of the Company’s 2019 Omnibus Stock Incentive Plan, as amended (the “Plan”) and will be further subject to the terms of a restricted stock unit grant agreement between Employee and the Company in a form as approved by the Company’s Board of Directors (the “Board”). The RSU Grant will be unvested when granted, and will vest one-third on the one year anniversary of the date of grant, one-third on the two year anniversary of the date of grant, and one-third on the three year anniversary of the date of grant., provided that Employee remains an employee of, or consultant to, the Company or one of its subsidiaries or affiliates as of each such vesting date.

e)	Paid Time Off. Employee will be entitled to paid time off, subject to the terms of the Company’s policies.

f)	Health Benefits. Employee and Employee’s spouse and dependents will be entitled to participate in the standard group health insurance plan offered by the Company for the benefit of its employees, subject to the terms and conditions of such plan.

g)	Dues and Continuing Education Reimbursement. The Company will reimburse Employee for her reasonable professional organizational dues, licensure fees and continuing education classes or conferences as approved by the Company, which approval shall not be unreasonably withheld, in an amount of up to Ten Thousand Dollars ($10,000) per calendar year. Employee must provide appropriate documentation of registration, participation and/or completion prior to obtaining reimbursement under this subsection 3(f).

h)	Other Benefits. Employee will be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to similarly situated employees of the Company from time to time, subject to Company policy and the terms and conditions of any applicable benefit plans. Nothing in this Agreement will be deemed to alter the Company’s rights to modify or terminate any benefit plans or programs in its sole discretion.

i)	Withholdings. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.

4.            Reimbursement of Expenses. The Company will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, subject to Employee’s compliance with the Company’s reimbursement policies in effect from time to time. Such reimbursements will be made in a timely manner and in accordance with the policies of the Company.

5.             Termination. This Agreement, and Employee’s employment hereunder, are subject to termination as follows:

(a)            Death. Automatically, effective upon Employee’s death.

(b)            Disability. By the Company, effective upon written notice to Employee in the event of Employee’s Disability. As used herein, “Disability” means the inability of Employee, due to the condition of Employee’s physical, mental or emotional health, to perform the essential functions of Employee’s job with or without a reasonable accommodation for a continuous period of more than ninety (90) days or for ninety (90) days in any period of one hundred eighty (180) consecutive days, as determined by the CEO in his reasonable discretion. In any event, the Company will comply fully with the applicable provisions of the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, and any similar applicable law. For purposes of making a determination as to whether a Disability exists, at the Company’s request Employee agrees to make herself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Company and to authorize the disclosure and release to the Company of all medical records related to such examination necessary to make such determination.

(c)            For Cause. By the Company effective upon written notice to Employee for Cause. For purposes of this Agreement, “Cause” means: (i) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Employee’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iii) Employee’s material breach of this Agreement; (iv) Employee’s willful failure or refusal to perform Employee’s material duties under this Agreement or willful failure to follow any specific lawful instructions of the CEO; (v) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vi) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform Employee’s duties under this Agreement or the property, business, or reputation of the Company; or (vii) Employee’s material failure to comply with the Company’s workplace rules, policies, or procedures. In the event that the Company concludes that Employee has engaged in acts constituting Cause as defined in clause (iii), (iv) or (vii) above, prior to terminating this Agreement for Cause the Company will provide Employee with at least fifteen (15) calendar days’ advance notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances, to the extent such circumstances are susceptible of being corrected.

(d)            Without Cause. By the Company effective upon written notice to Employee at any time for any reason other than for Cause or Employee’s Death or Disability.

(e)            For Good Reason. Employee may terminate her employment after the occurrence of an event or events constituting “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the written consent of Employee: (i) a material diminution in Employee’s Base Salary other than in connection with any Company-wide decrease in executive compensation, provided that Employee does not experience a proportional material decrease greater than that of any other similarly-situated employee; (ii) a material diminution in Employee’s authority, duties or responsibilities; or (iii) any other action or inaction that constitutes a material breach by the Company of this Agreement. A termination of employment by Employee for Good Reason shall be effectuated by giving the Company written notice of the termination within thirty (30) days of the initial existence of the circumstances alleged to be the grounds for Good Reason, setting forth such circumstances in reasonable detail. The Company shall have thirty (30) days following the receipt of such notification to cure the specific circumstances that constitute Good Reason. In the event the Company cures, Good Reason for termination shall not be deemed to exist with respect to the specific circumstances set forth in the written notice. Notwithstanding the foregoing, any reasonable actions taken by the Company to accommodate a disability of Employee or pursuant to the Family and Medical Leave Act shall not constitute Good Reason for purposes of this Agreement.

(f)            Resignation. By Employee effective upon thirty (30) days’ written notice to the Company at any time for any reason.

(g)            Notice Period. During any notice period under Sections 6(c), 6(e) or 6(f) the Company may, in its sole discretion, relieve Employee of some or all of her duties during the notice period, but the Company will continue to provide Employee with all required salary and benefits during such period.

(h)            Resignation from All Positions. Upon the termination of Employee’s employment by either Party for any reason, Employee will resign from all positions as an employee, officer or director of the Company, as a member of any Board or Board committee, as well as any other positions she may hold with or for the benefit of the Company and any of its subsidiaries.

6.             Effect of Termination.

(a)            Generally. When Employee’s employment with the Company is terminated for any reason, Employee, or Employee’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any outstanding business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b)            Separation Benefits upon Certain Terminations. If the Company terminates Employee’s employment without Cause (as defined above) or Employee terminates her employment for Good Reason (as defined above), then conditioned upon Employee executing a Release (as defined below) following such termination, the Company will provide the following benefits (collectively, the “Separation Benefits”): (i) the Company will pay Employee an amount of severance equal to six (6) months of Employee’s Base Salary as of the date of termination; and (ii) the vesting of all equity granted to Employee by the Company shall accelerate such that the awards are fully vested effective as of the date of such termination. The Separation Benefits are conditioned upon Employee’s execution of a release of claims in a form acceptable to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The severance payments described in clause (i) above will be paid over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, provided that the first installment will include all installments that would have been paid if the Release had been effective on the date of termination.  For avoidance of doubt, the termination of Employee’s employment by the Company for Cause, by Employee other than for Good Reason, or as a result of Employee’s death or Disability will not constitute a termination triggering the rights described in this Section 6(b).

(c)            Application of Internal Revenue Code Section 409A. The parties intend that this Agreement and the payments made hereunder will be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be interpreted and applied to the greatest extent possible in a manner that is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 6 that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that the Separation Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, as of the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s separation from service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section, and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(d)            No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of this Agreement for any reason.

7.             Representations of Employee. Employee represents and warrants that Employee is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required hereunder. Employee further agrees that Employee will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Company seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

8.            Confidential Information.

(a)            Employee acknowledges that the Company will give Employee access to certain highly-sensitive, confidential, and proprietary information belonging to the Company (or third parties who may have furnished such information under obligations of confidentiality), relating to and used in the Company’s business that has value to the Company because it is not publicly known or readily ascertainable (collectively, “Confidential Information”). Employee acknowledges that Confidential Information includes, but is not limited to, the following categories of Company-related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and business development strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company; information related to the Company’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s customers, suppliers, distributors, or investors; the specific terms of the Company’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company may be associated from time to time; and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Employee reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)            Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Employee or other violation of this Agreement; or (iii) is disclosed to Employee by a third party under no obligation to maintain the confidentiality of the information.

(c)            Employee acknowledges that the Confidential Information is owned or licensed by the Company (or is possessed by the Company with the permission of its owner); is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Employee hereby relinquishes and agrees that Employee will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d)            During and after Employee’s employment with the Company, Employee will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company. Employee further agrees that during and after Employee’s employment with the Company, Employee will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

(e)            Notwithstanding the provisions of Section 8(d) above, Employee may disclose Confidential Information, solely to the extent required by law, provided that Employee (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(f)            Nothing in this Agreement is intended to or will prohibit Employee from communicating with any governmental authority, or making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority, or from filing, testifying or participating in a legal proceeding relating to such violations, including making disclosures protected or required by any whistleblower law or regulation to the Securities and Exchange Commission, the Department of Labor, or any other appropriate government authority charged with the enforcement of any applicable laws. In addition, nothing in this Agreement is intended to or will limit any employee’s right to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Pursuant to the Defend Trade Secrets Act of 2016, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(g)           Return of Property. Upon request during employment and immediately at the termination of Employee’s employment, Employee will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in Employee’s possession or under Employee’s control. If requested by the Company, Employee will certify in writing that all such materials have been returned to the Company. Employee will at no time take any action intended to frustrate or hinder, or having the effect of frustrating or hindering, the Company’s ability to access or use any Confidential Information, any other documents or data of any type related to the Company, or any Company property. Upon termination of employment for any reason, Employee will cooperate with the Company to transfer all documents, data, software, passwords, and access codes to any person or persons designated by the Company. Employee also expressly agrees that immediately upon the termination of Employee’s employment with the Company for any reason, Employee will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees.

9.            Assignment of Inventions.

(a)            Employee agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Employee for the Company or relate to the business of the Company, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), will be the sole and exclusive property of the Company or its nominees, and Employee will and hereby does assign to the Company all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).

(b)           For avoidance of doubt, if any Invention falls within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Invention(s) will be considered “work made for hire” and the copyright of such Invention(s) will be owned solely and exclusively by the Company. If any Invention does not fall within such definition of “work made for hire” then Employee’s right, title and interest in and to such Invention(s) will be assigned to the Company pursuant to Section 10(a) above.

(c)           The Company and its nominees will have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Employee further agrees, at the Company’s expense, to: (i) reasonably assist the Company in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to the Company or its nominee upon reasonable request all such documents as the Company or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in the Company or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask works rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask works rights and other rights and protections relating to Inventions. Employee’s obligations pursuant to this Section 9 will continue beyond the termination of Employee’s employment with the Company. If the Company is unable for any reason to secure Employee’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints the Company and its then-current President as Employee’s agent and attorney-in-fact to act for and in behalf and instead of Employee, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Employee.

(d)           Employee understands and agrees that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that Employee develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Employee for the Company.

10.          Restrictive Covenants.

(a)           Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)            “Business” means (A) the providing of real estate brokerage services through cloud-based technology; and (B) the business(es) in which the Company was actively engaged at the time of, or during the twelve (12) month period immediately preceding the effective termination date of Employee’s employment with the Company (the “Termination Date”), provided that this clause (B) will only apply if Employee is involved with such other business.

(ii)           “Customer” means any person or entity who is or was a customer or client of the Company at the time of, or during the twelve (12) month period immediately preceding, the Termination Date, and with whom Employee had dealings on behalf of the Company in the course of Employee’s employment with the Company during such period, or about whom Employee learned or received Confidential Information in the course of Employee’s employment with Company during such period.

(iii)          “Company Employee” means any person who is or was an employee of or consultant to the Company at the time of, or during the twelve (12) month period immediately preceding, the Termination Date.

(iv)           “Competitive Position” means any position, whether as employee, consultant, or otherwise, in which Employee will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Employee or those duties or services actually performed by Employee for the Company during the twelve (12) month period immediately preceding the Termination Date, or in which Employee will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Company.

(v)            “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(vi)           “Prospective Customer” means any person or entity to whom, within the six (6) months immediately prior to the Termination Date, the Company had submitted proposals to for services of which Employee has knowledge, whether or not such proposals have yet to be executed into contracts; provided that the Company has a legitimate expectation of doing business with such person or entity and provided further that the Employee has had material business contacts with such person or entity on behalf of the Company during such six (6) month period, whether such contact was initiated by the person or entity or by Employee.

(vii)          “Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after such date, provided, however, that this period will not run during any time Employee is in violation of this Section 10, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Employee is in violation of this Section 10 so as to provide the Company with the full benefit of the twelve (12) month period.

(viii)        “Restricted Territory” means the United States of America, it being understood that the Company’s business is nationwide in scope. In the event that the preceding definition of Restricted Territory is deemed by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Restricted Territory” will mean:

(A)           the State of North Carolina;

(B)            each state, province, or similar political subdivision in which Employee performed material employment-related activities on behalf of the Company at the time of, or during the 12-month period immediately prior to, the Termination Date;

(C)            each state, province, or similar political subdivision in which the Company engaged in Business with respect to which Employee provided material services on behalf of the Company at the time of, or during the 12-month period immediately prior to, the Termination Date;

(D)           each city, county, township, or similar political subdivision in which Employee performed material employment-related activities on behalf of the Company at the time of, or during the 12-month period immediately prior to, the Termination Date; and

(E)            each city, county, township, or similar political subdivision in which the Company engaged in Business with respect to which Employee provided material services on behalf of the Company at the time of, or during the 12-month period immediately prior to, the Termination Date.

(b)           Non-Competition. During Employee’s employment with the Company, Employee will not, on Employee’s own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Company. In addition, during Employee’s employment with the Company and during the Restricted Period, Employee will not hold any Competitive Position based in or with responsibility for all or part of the Restricted Territory with any person or entity engaging in the Business.

(c)           Non-Solicitation. During Employee’s employment with the Company and during the Restricted Period, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other party:

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(ii)	Accept as a customer any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are competitive with those offered by the Company;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer or Prospective Customer to purchase or accept products or services that are competitive with those offered by the Company from any person or entity (other than the Company) engaging in the Business;

(iv)	Induce, encourage, or attempt to induce or encourage any Customer or Prospective Customer to reduce, limit, or cancel its business with the Company;

(v)	Solicit, induce, or attempt to solicit or induce any Company Employee to terminate his or her employment or engagement with the Company; or

(vi)	Otherwise interfere with or engage in any conduct that would have the effect of interfering with the business relationship between the Company and any of its vendors, suppliers, consultants, or contractors.

(d)           Acknowledgements. Employee acknowledges and agrees that the restrictive covenants in this Agreement (i) are essential elements of Employee’s employment by the Company and are reasonable given Employee’s access to the confidential and proprietary information of the Company and the substantial knowledge and goodwill Employee will acquire with respect to the business of the Company as a result of Employee’s employment with the Company, (ii) are supported by adequate consideration, and (iii) are reasonable in time, territory, scope, and all other respects. Employee further acknowledges that the restrictions set forth in Section 10(b) are reasonable because, in her performance of duties in a Competitive Position as described such clause, it would be inevitable that Employee would disclose and/or use Confidential Information for the benefit of his new employer and that it would not be possible for Employee to perform duties in a Competitive Position as described Section 10(b) above without disclosing and/or using Confidential Information. The above acknowledgment concerning inevitable disclosure is a rebuttable presumption. Employee may, in particular circumstances, rebut the presumption by proving by clear and convincing evidence that the Employee would not inevitably disclose trade secret or confidential information were he to accept employment or otherwise act in a capacity that would arguably violate this Agreement. Provisions in this Section 10 calling for a “look back” prior to the Termination Date are intended solely as a means of identifying the individuals, entities, and/or places to which the restrictions described in this Section 10 apply and are not intended to extend the length of the restrictions.

(e)           Judicial Modification. The Parties agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be removed by the applicable court and replaced with terms that are valid and enforceable to the maximum extent permitted by law and that come closest to expressing the intention of such invalid or unenforceable terms.

11.          Enforcement. Employee acknowledges and agrees that any breach of the provisions of Section 7, 8, 9 or 10 of this Agreement would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company for such breach. Employee agrees that, in the event of a breach or threatened breach by Employee of any of Employee’s obligations under Section 7, 8, 9 or 10 of this Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, without the need for posting bond or other security, in order to prevent or to restrain any such breach. The rights and remedies described herein are cumulative (not alternative) and in addition to all other rights and remedies available to the Company at law, in equity, or otherwise.

12.          Notification of Subsequent Employers. Employee agrees to notify all persons who employ or engage Employee during the Restricted Period of Employee’s obligations under this Agreement and to provide such persons with a copy of this Agreement. Further, Employee consents to the Company notifying any person or entity engaging the Employee during the Restricted Period of Employee’s obligations under this Agreement.

13.          Miscellaneous.

(a)           Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the Parties to the extent related to such subject matter.

(b)           Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and, in the case of Employee, heirs, executors, and/or personal representatives. The Company may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(c)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

(d)           Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other Party on (i) the date it is actually delivered by personal delivery of such notice in person; (ii) one (1) business day after its deposit with a reputable overnight courier service (such as FedEx) for next business day delivery, charges prepaid; or (iii) three (3) business days after its deposit in the custody of the U.S. mail, certified or registered postage prepaid, return receipt requested; in each case to the appropriate address shown below (or to such other address as a Party may designate by notice to the other Party):

If to Employee:	Joanne Zach
[_____]
[_____]

If to Company:	Fathom Holdings, Inc.
Attn: Chief Executive Officer
2000 Regency Parkway
Suite 300
Cary, NC 27518

(e)           Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by a Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f)            Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)           Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)           Survival. The terms of Sections 6, 7, 8, 9, 10, 11, 12 and 13 will survive the termination of this Agreement for any reason.

(i)            Remedies Cumulative. The rights and remedies of the Parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such Parties at law, in equity, by contract or otherwise.

(j)            Governing Law. This Agreement will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

(k)          Venue. The Parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by Company will be brought exclusively in any state or federal court in Wake County, North Carolina. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as expressly provided above, agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by Company in any other court.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:	COMPANY:

Fathom Holdings Inc.

/s/ Joanne Zach	By:	/s/Marco Fregenal
Joanne Zach		Marco Fregenal
President and Chief Executive Officer

Exhibit A to Employment Agreement